Exhibit 10.4

AMENDMENT

to

SEVERANCE AGREEMENT

This Amendment (“Amendment”), made March 14, 2007, is to amend the Severance Agreement (“Agreement”) originally entered into on December 22, 1999, by and between Cornell Corrections, Inc. (the “Company”), and Patrick N. Perrin (“Officer”).

WITNESSETH

WHEREAS, the Company and Officer previously entered into the Agreement; and

WHEREAS, the Board of Directors of the Company has authorized certain amendments to such Agreement relating to Officer’s entitlement to certain payments and benefits following a change in control, to be effective as of March 9, 2007;

NOW, THEREFORE, the parties hereto agree to this Amendment as follows:

1.                                       Section 2 of the Agreement is amended, effective as of March 9, 2007, to add a new subsection (c) to read in its entirety as follows:

“(c)         Notwithstanding the foregoing provisions of this Section 2, if, within 180 days after a Change in Control, the Officer’s employment with the Company is terminated involuntarily by the Company, with or without cause, then in lieu of the payments and other benefits provided to Officer in  paragraphs (a) and (b) of this Section 2, the Company shall be required to provide the following payments and other benefits to the Officer:

(i)            Officer will be paid (A) any Incentive Compensation award that has been earned but that has not yet been paid; (B) the unpaid amount of Officer’s Annual Base Salary earned through the effective date of such termination; and (C) a payment equal to a pro rata portion of the target award under the Company’s Incentive Compensation Plan, for the period from the beginning of the period to which such target award pertains through the date of termination.

(ii)           Officer shall also be entitled to continuation of his then-current Annual Base Salary for a period of 18 months following the date of termination (“Severance Period”), subject to all applicable tax withholdings, such payments to be made in equal installments according to the normal payroll practices of the Company during the Severance Period..

(iii)          Officer will also be entitled to extended health care benefits (COBRA) at Officer’s expense and to the extent Officer is qualified for such benefits as provided by law; provided, however, that the Company shall pay to Officer an amount equal to the Company’s portion of employee health care costs under the Company’s group health care plan as if Officer were an active employee of the Company, such payments to be made concurrently with the salary continuation payments made during the Severance Period for so long as such coverage remains in effect as provided by law.”

2.                                       Section 2 of the Agreement is amended, effective as of March 9, 2007, to add a new subsection (d) to read in its entirety as follows:

“(d)         To the extent any amount payable under paragraphs (a) or (c) of this Section 2 shall be subject to Section 409A of the Internal Revenue Code, and Officer shall be a “specified employee” as defined therein, payment of any amounts hereunder shall be delayed for six (6) months following Officer’s termination of employment, to the extent required by Section 409A.  Following any such delay, the first payment shall include any amounts that would have otherwise become payable during the period of such delay, but for the operation of this Section 2(d).”

3.                                       Section 6 of the Agreement is amended, effective as of March 9, 2007, to read in its entirety as follows:

“6.           Taxes.

(a)           The Company may withhold or cause to be withheld from any benefits payable under this Agreement all federal, state, city or other taxes that are required by any law or governmental regulation or ruling.

(b)           In the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Officer (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 (or a successor provision of like import) (“Excise Tax”), then the total payments to the Officer hereunder shall be reduced to one dollar less than the dollar amount at which the Excise Tax applies to such payments; provided, however, that such reduction shall only apply to the extent such reduced payment would exceed the total amount otherwise payable to Officer hereunder minus the applicable Excise Tax.  Any such determination regarding the applicability of any Excise Tax, as well as any decision regarding the extent of any reduction of the Payment under the provisions of this paragraph, shall be made by tax professionals who are selected by the Officer, and who are reasonably acceptable to the Company.”

4.                                       Unless otherwise defined herein, the capitalized terms used herein shall have the meanings given to them in the Agreement.

5.                                       Except as amended hereby, the Agreement shall be and remain in full force and effect.

IN WITNESS WHEREOF, the parties have signed this Amendment, to be effective as of the date first set forth above.

Cornell Companies, Inc.

By:
Patrick N. Perrin		James Hyman Chief Executive Officer